SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 26, 2015

SUNRISE REAL ESTATE GROUP, INC.

(Exact name of registrant as specified in its charter)

Texas	000-32585	75-2713701
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification)

(Address of principal executive offices)

Hengfeng Road No.638, Fl 25, Bldg A.

Shanghai, PRC 200070

Registrant's telephone number, including area code (86)-21-6167-2855

Not Applicable

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On December 26, 2015, Shanghai Shang Yang Real Estate Consultation Company Limited (“SHSY”) and Shanghai Daerwei Trading Company Limited (“Daerwei”) entered into certain asset purchase agreement (the “Asset Purchase Agreement”), pursuant to which SHSY sold approximately 1,619.30 square meters of office spaces in an office building located at No. 638, Hengfeng Road, Building A, Shanghai, PRC 200070 (the “Office Space”) to Daerwei (the “Asset Purchase”). The Asset Purchase is expected to close by March 31, 2016.

SHSY is a wholly-owned subsidiary of the Registrant. Daerwei is owned 58% by an entity that is majority-owned by the wife of the Chief Executive Officer of the Registrant, 19% by SHSY and 11% by LinyiRui Lin Construction and Design Company Limited, which is also a wholly-owned subsidiary of the Registrant.

The purchase price for the Office Space was RMB 51,820,480 (approximately USD $7,978,273.19 using the 12/31/2015 exchange rate of RMB 6.4951 per USD $1). This Office Space was initially purchased for RMB 42,476,600 (approximately USD $6,539,791.53 using the 12/31/2015 exchange rate of RMB 6.4951 per USD $1). Prior to the sale, SHSY obtained an independent appraisal which concluded that thevalue of the Office Space less than the ultimate sale price. On February 16, 2016, Daerwei and SHSY entered into a supplementary agreement to the Asset Purchase Agreement, pursuant to which Daerwei agreed to pay SHSY RMB 8,096,950 (approximately USD $1,236,037.82) as a reimbursement for fixtures previously installed in the Office Space.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 1, 2016

SUNRISE REAL ESTATE GROUP, INC.

By:	/s/ Lin Chi-Jung
Name: Lin Chi-Jung
Chief Executive Officer, President